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                                                                     EXHIBIT 3.2


                                    AMENDED
                          CERTIFICATE OF DESIGNATIONS
                                       OF
                           NATIONAL DATA CORPORATION
                           -------------------------


      NATIONAL DATA CORPORATION (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

                                       1.

      The Board of Directors of the Corporation, at meetings duly called and held on May 15, 1995, July 19, 1995, and July 11, 1996, unanimously adopted resolutions approving a proposed amendment to the Certificate of Designations of Series A Junior Participating Preferred Stock of the Corporation. Such resolutions approved the deletion of Section 1 of the Certificate of Designations in its entirety and the substitution in lieu thereof of a new
Section 1 as follows:

          "Section 1.  Designation and Amount.  The shares of such series shall
                       ----------------------
     be designated as 'Series A Junior Participating Preferred Stock' (the 'Series A Preferred Stock') and the number of shares constituting the Series A Preferred Stock shall be 1,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided,
                                                                     --------
     that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock."

     IN WITNESS WHEREOF, National Data Corporation has caused this Certificate of Amendment of Certificate of Designations to be executed by its duly authorized officer, this 28th day of October, 1996.

                              NATIONAL DATA CORPORATION

                              By: /s/ E. Michael Ingram
                                  ---------------------
                                  E. Michael Ingram
                                  General Counsel and Secretary